Exhibit 99.1

FOR IMMEDIATE RELEASE

July 31, 2018

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Second Quarter 2018 Results and Increases 2018 Guidance

DALLAS, July 31, 2018 — The EnLink Midstream companies (EnLink), EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership or ENLK) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner or ENLC), reported financial results for the second quarter of 2018 and increased certain full-year 2018 guidance measures.

Highlights

•                  ENLK reported net income attributable to ENLK after non-controlling interest of approximately $99 million for the second quarter of 2018, compared to approximately $30 million for the second quarter of 2017, representing approximately 230 percent growth.

•                  ENLK achieved approximately $257 million of adjusted EBITDA net to ENLK for the second quarter of 2018, compared to approximately $210 million for the second quarter of 2017, representing approximately 23 percent growth. Adjusted EBITDA is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  ENLC reported net income attributable to ENLC after non-controlling interest of approximately $28 million for the second quarter of 2018, compared to approximately $6 million for the second quarter of 2017, representing approximately 367 percent growth.

•                  ENLC achieved approximately $58 million of cash available for distribution for the second quarter of 2018, compared to approximately $53 million for the second quarter of 2017, representing approximately 10 percent growth. Cash available for distribution is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  EnLink’s strong financial and operational results for the first half of 2018 were primarily driven by continued growth across EnLink’s Central Oklahoma footprint. Average gas gathering and transportation volumes in Oklahoma increased by approximately 18 percent from the first quarter of 2018 and 61 percent from the second quarter of 2017. Average processing volumes increased approximately 12 percent from the first quarter of 2018 and 64 percent from the second quarter of 2017.

•                  ENLK raised its full-year 2018 net income and adjusted EBITDA guidance. The increased net income guidance range for 2018 is $329 million to $369 million, representing an approximate 22 percent increase to the previous guidance midpoint.  The increased adjusted EBITDA guidance range for 2018 is now $1 billion to $1.05 billion, representing an approximate 4 percent increase to the previous guidance midpoint. ENLK continues to expect 2019 adjusted EBITDA growth between 5 percent to 10 percent above the increased 2018 midpoint.

•                  ENLK raised its full-year 2018 distributable cash flow guidance range to $680 million to $710 million, representing an approximate 6 percent increase to the previous guidance midpoint. Distributable cash flow is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  ENLK raised its full-year 2018 growth capital expenditures, to a midpoint of $720 million, which is up from the previous midpoint of approximately $650 million. The expected increase in growth capital expenditures is largely related to the construction of crude oil gathering systems in the Permian Basin and Central Oklahoma and the acceleration of well connections across Central Oklahoma.

•                  In July 2018, affiliates of Global Infrastructure Partners (GIP), a leading global independent infrastructure fund manager, completed the previously announced acquisition of all of Devon’s equity interests in EnLink for total cash consideration of $3.125 billion.

“EnLink has performed tremendously well during the first half of 2018, with our results being driven by strong execution and continued focus on our seven growth strategies.” said Michael J. Garberding, EnLink President and Chief Executive Officer. “We are pleased to be in the position to increase guidance, and attribute our solid performance to being in the right places with the right partners. We continue to strengthen our balance sheet and remain committed to running our business with investment-grade-style credit metrics. We recently announced the addition of a new strategic partner, Global Infrastructure Partners, and are excited to team with GIP to further enhance our go-forward plans and build on our strength and momentum.”

EnLink Midstream Partners, LP:  Second Quarter 2018 Financial Results

•                  The Partnership reported net income attributable to ENLK of $98.9 million for the second quarter of 2018, compared to net income of $29.6 million for the second quarter of 2017.

•                  The Partnership achieved $257.2 million of adjusted EBITDA net to ENLK for the second quarter of 2018, compared to $209.7 million for the second quarter of 2017.

•                  The Partnership reported net cash provided by operating activities of $238 million for the second quarter of 2018, compared to $158 million for the second quarter of 2017.

•                  Distributable cash flow attributable to ENLK’s common units was $178.8 million for the second quarter of 2018, compared to $154.3 million for the second quarter of 2017.

•                  ENLK raised its full-year 2018 guidance, with net income expected in the range of $329 million to $369 million and adjusted EBITDA expected in the range of $1 billion to $1.05 billion. Accordingly, ENLK updated its 2019 adjusted EBITDA expectations of five percent to 10 percent growth over the increased

2018 guidance midpoint. ENLK raised its 2018 distributable cash flow guidance range to $680 million to $710 million. The change in distributable cash flow guidance range represents an approximate 6 percent increase from the prior midpoint to the new midpoint.

•                  ENLK’s distribution coverage was 1.17x for the second quarter of 2018, compared to 1.02x for the second quarter of 2017.  ENLK’s new distribution coverage range for 2018 is 1.10x to 1.15x for 2018, which is up from the 1.00x to 1.10x previously disclosed guidance range.

•                  Debt to adjusted EBITDA as of June 30, 2018, was 3.82x, compared to 3.99x as of June 30, 2017, as calculated by ENLK’s credit facility. Debt to adjusted EBITDA for 2018 is expected to be in the range of 3.85x to 4.00x, refined from the previously disclosed guidance range of 3.70x to 4.20x.

•                  Growth capital expenditures net to ENLK for the second quarter of 2018 totaled approximately $170 million, which combined with the first quarter of 2018 expenditures of approximately $138 million, results in year-to-date growth capital expenditures of approximately $308 million. EnLink raised its total funded growth capital expenditures to account for increased activity across EnLink’s footprint, including the continued build-out of crude gathering platforms in the Permian Basin and Central Oklahoma. The updated range for ENLK is $685 million to $755 million, up from a previously disclosed range of $580 million to $710 million. The increase in growth capital expenditures is expected to be funded by excess cash flow generated by the business and borrowings on ENLK’s credit facility.

•                  As of July 26, 2018, ENLK had 350,346,037 common units outstanding.

EnLink Midstream, LLC:  Second Quarter 2018 Financial Results

•                  The General Partner reported net income attributable to ENLC of $28 million for the second quarter of 2018, compared to net income of $5.9 million for the second quarter of 2017.

•                  ENLC’s cash available for distribution totaled $57.9 million for the second quarter of 2018, compared to $52.6 million for the second quarter of 2017. Cash available for distribution for the second quarter of 2018 included $10.3 million related to ENLC’s approximately 16 percent interest in EnLink Oklahoma Gas Processing LP (together with its subsidiaries, “EOGP”).

•                  ENLC increased its full-year 2018 net income guidance, with net income expected in the range of $285 million to $343 million. ENLC reaffirmed its cash available for distribution guidance range of $230 million to $240 million.

•                  Growth capital expenditures net to ENLC for the second quarter of 2018 totaled approximately $21 million, which combined with the first quarter of 2018 growth capital expenditures of approximately $12 million, results in a year-to-date total of approximately $33 million. Full-year 2018 growth capital expenditure net to ENLC has changed to a range of $40 million to $70 million, as compared to the previously disclosed range of $50 million to $60 million.

•                  ENLC’s distribution coverage was 1.18x for the second quarter of 2018, compared to 1.13x for the second quarter of 2017. ENLC’s distribution coverage for 2018 is expected to remain in-line with the previously disclosed guidance range of 1.16x to 1.22x.

•                  As of July 26, 2018, ENLC had 181,132,896 common units outstanding.

Regional Updates:

Central Oklahoma:

•                  EnLink’s Oklahoma segment reported strong segment profit growth during the second quarter of 2018, with segment profit of $151.7 million, up from $95.4 million reported in the first quarter of 2018 and $68.8 million in the second quarter of 2017. Segment profit for the second quarter of 2018 included $45.5 million related to a one-time revenue amount that was recorded as a result of a contract restructuring. This one-time amount does not impact adjusted EBITDA for the second quarter of 2018.  Omitting this one-time amount from Oklahoma segment profit for the second quarter of 2018 results in an approximate 11 percent increase over Oklahoma segment profit for the first quarter of 2018 and an approximate 54 percent increase from Oklahoma segment profit for the second quarter of 2017. The pace of growth in the Oklahoma segment anchors management’s confidence in the strength of the STACK play and the ability to achieve recently raised 2018 full-year guidance.

•                  EnLink’s Oklahoma segment experienced solid volume growth during the second quarter of 2018, including average gas gathering and transportation volume increases of 18 percent and average processing volume increases of 12 percent, in each case, as compared to the first quarter of 2018. Average gas gathering and transportation volumes increased 61 percent and average processing volumes increased approximately 64 percent, in each case, from the second quarter of 2017. Volume growth in Central Oklahoma is expected to remain robust as the diverse group of producer customers on EnLink’s dedicated acreage continues to deliver strong well results and continues the transition to full-field development.

•                  Construction of EnLink’s previously announced Thunderbird processing plant is progressing well and remains on track to be operational during the first quarter of 2019. Once operational, Thunderbird will increase EnLink’s gas processing capacity in Central Oklahoma by 200 million cubic feet per day (MMcf/d), bringing total gas processing capacity to over 1.2 billion cubic feet per day (Bcf/d). EnLink’s ongoing development in the active Central Oklahoma region reinforces its position as one of the largest and most cost-efficient providers of natural gas processing in the STACK.

•                  EnLink made significant progress in advancing its crude gathering strategy in Oklahoma during the second quarter of 2018.  The Black Coyote crude gathering system, backed by an acreage dedication from Devon, was placed in service in April 2018.  EnLink expects significant volume growth on the system during the second half of 2018, driven by connections of several upcoming multi-well drilling projects.  In addition, construction continued on the Redbud crude gathering system, underwritten by an acreage dedication from Marathon Oil Corp. The first phase of the Redbud system is expected to be operational during the third quarter of 2018.

Midland Basin:

•                  EnLink’s Midland Basin natural gas volume activity experienced solid growth during the second quarter of 2018, with average gathering and transportation volumes up 14 percent, and average volumes for processing activity up 12 percent over the first quarter of 2018. Average gathering and transportation volumes have increased by approximately 27 percent, and average processing volumes are up 22 percent from the second quarter of 2017. This growth trend is expected to continue throughout the remainder of 2018 and into 2019. EnLink’s Midland Basin processing capacity was approximately 65 percent utilized during the second quarter of 2018, and utilization rate in the fourth quarter of 2018 is projected to be approximately 80 percent.

•                  EnLink’s crude oil gathering operations in the Midland Basin experienced solid momentum during the quarter, achieving average volumes of approximately 40,000 barrels per day, which represents nearly 40 percent growth as compared to the second quarter of 2017.

Delaware Basin:

•                  Gas volumes across EnLink’s Delaware Basin Joint Venture (JV) experienced solid growth during the second quarter of 2018, with average gathering and transportation volumes up approximately 33 percent, and average processing volumes up approximately 37 percent, as compared to the first quarter of 2018.  Average gathering and transportation volumes have increased by approximately 118 percent, and average processing volumes have increased by approximately 132 percent, as compared to the second quarter of 2017. Rig activity remains strong on the JV’s footprint, and volume growth momentum is expected to continue throughout the second half of 2018 and into 2019.

•                  The JV previously announced the construction of Lobo III, a new 200 MMcf/d expansion of gas processing capacity at the existing Lobo complex. Construction of Lobo III is progressing, and the first 100 MMcf/d expansion is expected to be operational during the fourth quarter of 2018. The second 100 MMcf/d expansion is expected to be operational during the first quarter of 2019.

•                  EnLink also previously announced the construction of a new crude oil gathering system, Avenger.  Avenger is expected to significantly expand EnLink’s service offerings in the Delaware Basin and is backed by a 10-year contract with Devon.  EnLink expects to invest approximately $35 million to $40 million of growth capital expenditures during 2018, with initial volumes already flowing. Avenger is expected to be placed into full-service during the first quarter of 2019 and is expected to generate a project-based return of five to six times.

Louisiana:

•                  EnLink’s natural gas liquids (NGL) network continues to benefit from growth in liquids output from EnLink’s Chisholm processing complex in the STACK. NGLs produced from EnLink’s Chisholm complex are preferentially shipped to EnLink’s Gulf Coast operations for further transportation, fractionation, and downstream value creation. Sequential average NGL volumes on EnLink’s system increased slightly during the second quarter of 2018, continuing the momentum from a strong first quarter of 2018. For the remainder of 2018, average NGL volumes fractionated by EnLink are expected to remain at levels similar to those experienced in the second quarter of 2018. Segment profit contribution from EnLink’s NGL operations for the second quarter of 2018 declined 23 percent as compared to the first quarter of 2018, in-line with expectations of normal seasonal patterns associated with this area of the business.

•                  EnLink continued to experience strong volumes on its Louisiana gas system during the second quarter of 2018, driven by strong industrial and LNG demand across its Gulf Coast network. Average gathering and transportation throughput on EnLink’s Louisiana gas system exceeded 2 Bcf/d for the second quarter of 2018, reflecting an 8 percent increase as compared to the second quarter of 2017. Volumes are expected to remain at the high-end of initial expectations for the second half of 2018.

North Texas

EnLink’s operations in the Barnett Shale performed well during the second quarter of 2018, with processing volumes remaining sequentially flat and gathering and transportation volumes declining slightly by approximately 1 percent. Segment profit contribution was up approximately 4 percent during the second quarter of 2018, as compared to the first quarter of 2018. Producer customers on EnLink’s footprint are reinvigorating their operational and drilling plans in the Barnett Shale, which is translating into improved volume stability on EnLink’s footprint.

Second Quarter 2018 Earnings Call Details

The General Partner and the Partnership will hold a conference call to discuss second quarter 2018 results on Wednesday, August 1, 2018, at 8 a.m. Central Time (9 a.m. Eastern Time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10121414 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors’ page of EnLink’s website at EnLink.com.

About the EnLink Midstream Companies

EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities.  EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit EnLink.com for more information on how EnLink connects energy to life.

Non-GAAP Financial Information & Other Definitions

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, distributable cash flow available to common unitholders (“distributable cash flow”), and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization expense, impairments, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, (gain) loss on extinguishment of debt, successful acquisition transaction costs (if any), accretion expense associated with asset retirement obligations, non-cash rent and distributions from unconsolidated affiliate investments less payments under onerous performance obligations, non-controlling interest, (income) loss from unconsolidated affiliate investments and non-cash revenue from contract restructuring. We define distributable cash flow as adjusted EBITDA (defined above), net to the Partnership, less interest expense (excluding amortization of the EnLink Oklahoma T.O. acquisition installment payable discount), litigation settlement adjustment, adjustments for the redeemable non-controlling interest, interest rate swaps, current income taxes and other non-distributable cash flows, accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid, and maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities. The General Partner’s cash available for distribution is defined as net income (loss) of the General Partner less the net income (loss) attributable to the Partnership, which is consolidated into the General Partner’s net income (loss), plus the General Partner’s (i) share of distributions from the Partnership, (ii) share of EnLink Oklahoma T.O.’s non-cash expenses, (iii) deferred income tax expense (benefit), (iv) corporate goodwill impairment, if any, and (v) successful acquisition transaction costs, if any, less the General Partner’s interest in maintenance capital expenditures of EnLink Oklahoma T.O., and less third-party non-controlling interest share of the Partnership’s net income (loss) from consolidated affiliates.

The Partnership’s distribution coverage is calculated by dividing distributable cash flow by distributions declared to the General Partner and the common unitholders. The General Partner’s distribution coverage is calculated by dividing cash available for distribution by distributions declared by the General Partner.

Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures generally include capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of each of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.  In addition, adjusted EBITDA achievement is a primary metric used in the Partnership’s credit facility and short-term incentive program for compensating its employees.

Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, impairments and (gain) loss on litigation settlement. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data — Note 15 — Segment Information” in ENLK’s Annual Report on Form 10-K for the year ended December 31, 2017, and, when available, “Item 1. Financial Statements — Note 11—Segment Information” in ENLK’s Quarterly Report on Form 10-Q for the three months ended June 30, 2018, for further information about segment profit (loss).

Adjusted EBITDA, distributable cash flow, and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLK’s and ENLC’s filings with the Securities and Exchange Commission for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, timing for completion of construction or expansion projects, future operational results of our customers, results in certain basins, future rig count information, objectives, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas and crude that we gather, process, and transport, (b) developments that materially and adversely affect Devon or other customers, (c) Devon’s ability to compete with us, (d) adverse developments in the midstream business may reduce our ability to make distributions, (e) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (f) GIP’s potential conflicts of interest with us and the potential for GIP to favor GIP’s own interests to the detriment of the unitholders, (g) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (h) a default under GIP’s credit facility could result in a change in change in control of us, could adversely affect the price of our common units, and could result in a default under our credit facility, (i) continually competing for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (j) decreases in the volumes that we gather, process, fractionate, or transport, (k) construction risks in our major development projects, (l) our ability to receive or renew required permits and other approvals, (m) changes in the availability and cost of capital, including as a result of a change in our credit rating, (n) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (o) impairments to goodwill, long-lived assets and equity method investments, and (p) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The assumptions and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total revenues	$1,764.7	$1,263.6	$3,526.4	$2,585.5
Cost of sales	1,325.6	932.4	2,707.1	1,934.7
Gross operating margin	439.1	331.2	819.3	650.8
Operating costs and expenses, excluding cost of sales:
Operating expenses	113.4	102.6	222.6	206.7
General and administrative	29.1	29.6	55.3	64.6
(Gain) loss on disposition of assets	1.2	(5.4)	1.3	(0.3)
Depreciation and amortization	145.3	142.5	283.4	270.8
Impairments	—	—	—	7.0
Gain on litigation settlement	—	(8.5)	—	(26.0)
Total operating costs and expenses, excluding cost of sales	289.0	260.8	562.6	522.8
Operating income	150.1	70.4	256.7	128.0
Other income (expense):
Interest expense, net of interest income	(43.7)	(47.1)	(87.4)	(91.6)
Gain on extinguishment of debt	—	9.0	—	9.0
Income (loss) from unconsolidated affiliates	4.4	(0.1)	7.4	0.6
Other income	—	0.2	0.2	0.2
Total other expense	(39.3)	(38.0)	(79.8)	(81.8)
Income before non-controlling interest and income taxes	110.8	32.4	176.9	46.2
Income tax benefit (provision)	2.1	0.3	1.1	(0.2)
Net income	112.9	32.7	178.0	46.0
Net income (loss) attributable to non-controlling interest	14.0	3.1	19.0	(1.7)
Net income attributable to ENLK	$98.9	$29.6	$159.0	$47.7
General partner interest in net income	$11.2	$10.8	$21.8	$16.7
Limited partners’ interest in net income (loss) attributable to ENLK	$58.9	$(0.5)	$80.5	$(9.8)
Series B preferred interest in net income attributable to ENLK	$22.8	$19.3	$44.7	$40.8
Series C preferred interest in net income attributable to ENLK	$6.0	$—	$12.0	$—
Net income (loss) attributable to ENLK per limited partners’ unit:
Basic common unit	$0.17	$—	$0.23	$(0.03)
Diluted common unit	$0.17	$—	$0.23	$(0.03)

EnLink Midstream Partners, LP

Reconciliation of Net Income to Adjusted EBITDA and

Distributable Cash Flow and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$112.9	$32.7	$178.0	$46.0
Interest expense, net of interest income	43.7	47.1	87.4	91.6
Depreciation and amortization	145.3	142.5	283.4	270.8
Impairments	—	—	—	7.0
(Income) loss from unconsolidated affiliates (1)	(4.4)	0.1	(7.4)	(0.6)
Distributions from unconsolidated affiliates	5.4	4.5	11.4	7.4
(Gain) loss on disposition of assets	1.2	(5.4)	1.3	(0.3)
Gain on extinguishment of debt	—	(9.0)	—	(9.0)
Unit-based compensation	9.5	9.3	14.6	28.6
Income tax provision (benefit)	(2.1)	(0.3)	(1.1)	0.2
(Gain) loss on non-cash derivatives	10.5	(1.8)	14.0	(7.1)
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.5)	(4.5)	(9.0)	(9.0)
Non-cash revenue from contract restructuring (2)	(45.5)	—	(45.5)	—
Other (3)	(0.4)	1.9	0.7	2.7
Adjusted EBITDA before non-controlling interest	$271.6	$217.1	$527.8	$428.3
Non-controlling interest share of adjusted EBITDA (4)	(14.4)	(7.4)	(26.9)	(11.0)
Adjusted EBITDA, net to ENLK	$257.2	$209.7	$500.9	$417.3
Interest expense, net of interest income	(43.7)	(47.1)	(87.4)	(91.6)
Amortization of EOGP installment payable discount included in interest expense (5)	—	6.5	0.5	13.5
Litigation settlement adjustment (6)	—	(5.8)	—	(18.1)
Current taxes and other	(0.3)	0.4	(1.2)	(0.2)
Maintenance capital expenditures, net to ENLK (7)	(12.1)	(9.4)	(18.3)	(13.6)
Preferred unit accrued cash distributions (8)	(22.3)	—	(44.5)	—
Distributable cash flow	$178.8	$154.3	$350.0	$307.3

Actual declared distribution to common unitholders	$153.0	$151.9	$305.9	$303.3
Distribution coverage	1.17x	1.02x	1.14x	1.01x
Distributions declared per limited partner unit	$0.39	$0.39	$0.78	$0.78

(1)         Includes a loss of $3.4 million for the six months ended June 30, 2017 from the sale of HEP in March 2017.

(2)         In May 2018, we restructured a natural gas gathering and processing contract, and, as a result, recognized non-cash revenue representing the discounted present value of a secured term loan receivable.

(3)         Includes accretion expense associated with asset retirement obligations and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(4)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16.1% share of adjusted EBITDA from EOGP, NGP Natural Resources XI, L.P.’s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

(5)         Amortization of the EOGP installment payable discount is considered non-cash interest under the ENLK credit facility since the payment under the payable is consideration for the acquisition of the EOGP assets.

(6)         Represents recoveries from a lawsuit settled in 2017 for amounts not previously deducted from distributable cash flow.

(7)         Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(8)         Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units of $16.3 million and $6.0 million, respectively, for the three months ended June 30, 2018, and cash distributions earned by the Series B Preferred Units and Series C Preferred Units of $32.5 million and $12.0 million, respectively, for the six months ended June 30, 2018. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$238.0	$158.0	$430.7	$332.2
Interest expense (1)	43.6	40.1	85.8	77.4
Current income tax	(0.3)	(0.6)	0.7	0.2
Distributions from unconsolidated affiliate investment in excess of earnings	0.5	4.5	1.9	7.4
Other (2)	(1.8)	4.8	—	5.7
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories and other	31.2	(2.6)	86.8	(22.0)
Accounts payable, accrued gas and crude oil purchases and other (3)	(39.6)	12.9	(78.1)	27.4
Adjusted EBITDA before non-controlling interest	$271.6	$217.1	$527.8	$428.3
Non-controlling interest share of adjusted EBITDA (4)	(14.4)	(7.4)	(26.9)	(11.0)
Adjusted EBITDA, net to ENLK	$257.2	$209.7	$500.9	$417.3
Interest expense, net of interest income	(43.7)	(47.1)	(87.4)	(91.6)
Amortization of EOGP. installment payable discount included in interest expense (5)	—	6.5	0.5	13.5
Litigation settlement adjustment (6)	—	(5.8)	—	(18.1)
Current taxes and other	(0.3)	0.4	(1.2)	(0.2)
Maintenance capital expenditures, net to ENLK (7)	(12.1)	(9.4)	(18.3)	(13.6)
Preferred unit accrued cash distributions (8)	(22.3)	—	(44.5)	—
Distributable cash flow	$178.8	$154.3	$350.0	$307.3

(1)         Excludes non-cash interest income and amortization of debt issuance costs and discount and premium.

(2)         Includes non-cash rent, which relates to lease incentives pro-rated over the lease term, and accruals for settled commodity swap transactions.

(3)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(4)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EOGP, NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

(5)         Amortization of the EOGP installment payable discount is considered non-cash interest under the ENLK credit facility since the payment under the payable is consideration for the acquisition of the EOGP assets.

(6)         Represents recoveries from a lawsuit settled in 2017 for amounts not previously deducted from distributable cash flow.

(7)         Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(8)         Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units of $16.3 million and $6.0 million, respectively, for the three months ended June 30, 2018, and cash distributions earned by the Series B Preferred Units and Series C Preferred Units of $32.5 million and $12.0 million, respectively, for the six months ended June 30, 2018. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.

EnLink Midstream Partners, LP

Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Midstream Volumes:
Texas Segment
Gathering and Transportation (MMBtu/d)	2,258,300	2,272,100	2,224,700	2,273,100
Processing (MMBtu/d)	1,283,100	1,179,700	1,238,800	1,170,900
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,094,100	1,939,500	2,158,200	1,935,400
Processing (MMBtu/d)	395,600	446,500	418,600	457,100
NGL Fractionation (Gals/d)	6,480,100	5,819,600	6,342,400	5,534,100
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,235,500	765,500	1,142,200	735,600
Processing (MMBtu/d)	1,200,700	733,100	1,135,400	693,200
Crude and Condensate Segment
Crude Oil Handling (Bbls/d)	148,600	107,600	138,200	109,000
Brine Disposal (Bbls/d)	3,500	4,800	3,100	4,600

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total revenues	$1,764.7	$1,263.6	$3,526.4	$2,585.5
Cost of sales	1,325.6	932.4	2,707.1	1,934.7
Gross operating margin	439.1	331.2	819.3	650.8
Operating costs and expenses, excluding cost of sales:
Operating expenses	113.4	102.6	222.6	206.7
General and administrative	30.4	31.1	57.9	67.2
(Gain) loss on disposition of assets	1.2	(5.4)	1.3	(0.3)
Depreciation and amortization	145.3	142.5	283.4	270.8
Impairments	—	—	—	7.0
Gain on litigation settlement	—	(8.5)	—	(26.0)
Total operating costs and expenses, excluding cost of sales	290.3	262.3	565.2	525.4
Operating income	148.8	68.9	254.1	125.4
Other income (expense):
Interest expense, net of interest income	(44.6)	(47.7)	(89.1)	(92.6)
Gain on extinguishment of debt	—	9.0	—	9.0
Income (loss) from unconsolidated affiliates	4.4	(0.1)	7.4	0.6
Other income (expense)	(0.1)	0.2	0.2	0.2
Total other expense	(40.3)	(38.6)	(81.5)	(82.8)
Income before non-controlling interest and income taxes	108.5	30.3	172.6	42.6
Income tax provision	(6.3)	(3.2)	(13.3)	(6.2)
Net income	102.2	27.1	159.3	36.4
Net income attributable to non-controlling interest	74.2	21.2	118.9	32.4
Net income attributable to ENLC	$28.0	$5.9	$40.4	$4.0
Net income attributable to ENLC per unit:
Basic common unit	$0.15	$0.03	$0.22	$0.02
Diluted common unit	$0.15	$0.03	$0.22	$0.02

EnLink Midstream, LLC

Cash Available for Distribution and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Distribution declared by ENLK associated with (1):
General partner interest	$0.6	$0.7	$1.2	$1.3
Incentive distribution rights	14.8	14.6	29.6	29.3
ENLK common units owned	34.6	34.6	69.1	69.1
Total share of ENLK distributions declared	$50.0	$49.9	$99.9	$99.7
Adjusted EBITDA of EOGP (2)	10.3	5.1	19.2	7.7
Total cash available	$60.3	$55.0	$119.1	$107.4
Uses of cash:
General and administrative expenses	(1.3)	(1.6)	(2.5)	(2.6)
Current income taxes (3)	(0.1)	(0.2)	(0.2)	(0.2)
Interest expense	(0.9)	(0.6)	(1.7)	(1.0)
Maintenance capital expenditures (4)	(0.1)	—	(0.2)	—
Total cash used	$(2.4)	$(2.4)	$(4.6)	$(3.8)
ENLC cash available for distribution	$57.9	$52.6	$114.5	$103.6

Actual declared distribution to common unitholders	$48.9	$46.7	$97.1	$93.4
Distribution coverage	1.18x	1.13x	1.18x	1.11x
Distributions declared per ENLC unit	$0.267	$0.255	$0.530	$0.510

(1)         Represents distributions declared by ENLK and to be paid to ENLC on August 13, 2018 and distributions paid by ENLK to ENLC on May 14, 2018, August 11, 2017, and May 12, 2017.

(2)         Represents ENLC’s interest in EOGP adjusted EBITDA, which is disbursed to ENLC by EOGP on a monthly basis. EOGP adjusted EBITDA is defined as earnings before depreciation and amortization and provision for income taxes and includes allocated expenses from ENLK.

(3)         Represents ENLC’s stand-alone current tax expense.

(4)         Represents ENLC’s interest in EOGP’s maintenance capital expenditures which is netted against the monthly disbursement of EOGP’s adjusted EBITDA per (2) above.

EnLink Midstream, LLC

Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income of ENLC	$102.2	$27.1	$159.3	$36.4
Less: Net income attributable to ENLK	98.9	29.6	159.0	47.7
Net income (loss) of ENLC excluding ENLK	$3.3	$(2.5)	$0.3	$(11.3)
ENLC’s share of distributions from ENLK (1)	50.0	49.9	99.9	99.7
ENLC’s interest in EOGP’s non-cash expenses (2)	(2.3)	4.2	2.4	8.2
ENLC deferred income tax expense (3)	8.4	3.3	14.2	5.8
Non-controlling interest share of ENLK’s net (income) loss (4)	(1.4)	(2.2)	(2.1)	1.2
Other items (5)	(0.1)	(0.1)	(0.2)	—
ENLC cash available for distribution	$57.9	$52.6	$114.5	$103.6

(1)         Represents distributions declared by ENLK and to be paid to ENLC on August 13, 2018 and distributions paid by ENLK to ENLC on May 14, 2018, August 11, 2017, and May 12, 2017.

(2)         Includes depreciation and amortization, unit-based compensation expense allocated to EOGP, gains and losses on sale of property, and non-cash revenue recognized upon receipt of secured term loan receivable related to contract restructuring.

(3)         Represents ENLC’s stand-alone deferred taxes.

(4)         Represents NGP’s 49.9% share of the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of the Ascension JV, and other minor non-controlling interests.

(5)         Represents ENLC’s interest in EOGP’s maintenance capital expenditures (which is netted against the monthly disbursement of EOGP’s adjusted EBITDA) and other non-cash items not included in cash available for distribution.

EnLink Midstream Partners, LP

Forward-Looking Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow (1)

(All amounts in millions)

(Unaudited)

	2018 Outlook
	Low	Midpoint	High
Net income (2)	$329	$349	$369
Interest expense, net of interest income	180	184	188
Depreciation and amortization	556	566	576
Income from unconsolidated affiliate investments	(15)	(17)	(19)
Distribution from unconsolidated affiliate investments	18	20	22
(Gain) loss on disposition of assets	1	1	1
Unit-based compensation	39	34	29
Income taxes	—	1	2
(Gain) loss on non-cash derivatives	14	14	14
Payments under onerous performance obligation offset to other current and long-term liabilities	(18)	(18)	(18)
Non-cash revenue from contract restructuring	(46)	(46)	(46)
Adjusted EBITDA before non-controlling interest	$1,058	$1,088	$1,118
Non-controlling interest share of adjusted EBITDA (3)	(58)	(63)	(68)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$1,000	$1,025	$1,050
Interest expense, net of interest income	(180)	(184)	(188)
Amortization of EOGP installment payable discount included in interest expense (4)	1	1	1
Preferred unit accrued cash distributions	(89)	(89)	(89)
Current taxes and other	(2)	(6)	(9)
Maintenance capital expenditures, net to EnLink Midstream Partners, LP	(50)	(52)	(55)
Distributable cash flow	$680	$695	$710

(1)        The revised forward-looking net income guidance for the year ended December 31, 2018 includes the actual results for the six months ended June 30, 2018 and the projected results for the second half of the year ended December 31, 2018. The forward-looking net income guidance from July 1, 2018 through December 31, 2018 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

EnLink does not provide a reconciliation of forward-looking Net Cash Provided by Operating Activities to Adjusted EBITDA because the companies are unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year.  Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies’ control.

(2)        Net income includes estimated net income attributable to ENLK’s non-controlling interest in (i) ENLC’s 16% share of net income from EOGP, (ii) NGP’s 49.9% share of net income from the Delaware Basin JV and (iii) Marathon Petroleum Company’s 50% share of net income from the Ascension JV.

(3)        Non-controlling interest share of adjusted EBITDA includes estimates for (i) ENLC’s 16% share of adjusted EBITDA from EOGP, (ii) NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, (iii) Marathon’s 50% share of adjusted EBITDA from the Ascension JV and (iv) other minor non-controlling interests.

(4)        Amortization of the EOGP installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the EOGP assets.

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution (1)

(All amounts in millions)

(Unaudited)

	2018 Outlook
	Low	Midpoint	High
Net income of ENLC (2)	$285	$314	$343
Less: Net income attributable to ENLK (3)	(280)	(305)	(330)
Net income of ENLC excluding ENLK	$5	$9	$13
ENLC’s share of distributions from ENLK (4)	200	200	200
ENLC’s interest in EOGP non-cash expenses	12	12	12
Non-controlling interest share of ENLK’s net income (5)	(9)	(9)	(9)
ENLC deferred income tax expense (6)	23	24	25
Maintenance capital expenditures (7)	(1)	(1)	(1)
ENLC cash available for distribution	$230	$235	$240

(1)        The revised forward-looking net income guidance for the year ended December 31, 2018 includes the actual results for the six months ended June 30, 2018 and the projected results for the second half of the year ended December 31, 2018. The forward-looking net income guidance from July 1, 2018 through December 31, 2018 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

(2)        Net income of ENLC includes estimated net income attributable to ENLC’s non-controlling interest in ENLK.

(3)        Net income attributable to ENLK is net of the estimated non-controlling interest share attributable to the Delaware Basin JV, Ascension JV and EOGP.

(4)        Represents quarterly distributions estimated to be paid to ENLC by ENLK for 2018.

(5)        Represents estimated amounts for (i) NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, (ii) Marathon Petroleum Company’s 50% share of adjusted EBITDA from the Ascension JV and (iii) other minor non-controlling interests.

(6)        Represents ENLC’s estimated stand-alone deferred taxes for 2018.

(7)        Represents 2018 maintenance capital expenditures attributable to ENLC’s share of EOGP.